Exhibit 99.1

LEVI	1155 Battery Street, San Francisco, CA 94111
STRAUSS
& CO.
NEWS

For Immediate Release	Media Contact:	Jeff Beckman
Levi Strauss & Co.
(415) 501-1689

Craig Sullivan Retires from Levi Strauss & Co. Board of Directors

SAN FRANCISCO (December 9, 2005) – Levi Strauss & Co. (LS&CO.) today announced that Craig Sullivan, former chairman and chief executive officer of The Clorox Company, has elected to retire from its board of directors, effective January 1, 2006. Mr. Sullivan, 65, has served on the LS&CO. board since 1998.

“Levi Strauss & Co. has made great progress the past several years in its business transformation,” said Mr. Sullivan. “I feel that this is a good point to step off the board. I want to thank my colleagues on the board and the company’s leadership for our strong and rewarding association during a very productive period.”

Sullivan served on the Audit and Human Resources Committees during his seven years on the Levi Strauss & Co. board of directors.

“Craig provided thoughtful, tough-minded insights and constructive advice during a critical period of renewal for Levi Strauss & Co.,” said Bob Haas, the company’s chairman. “I deeply appreciate Craig’s commitment to the success of Levi Strauss & Co. and want to thank him for his many contributions to the board and the company.”

Levi Strauss & Co. is one of the world’s largest brand-name apparel marketers with 2004 sales of $4.1 billion. The company manufactures and markets branded jeans and casual sportswear under the Levi’s®, Dockers® and Levi Strauss Signature® brands.

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